EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), effective as of June 25, 2013 is made by and among O’Pak Credit LP (“O’Pak), Pro Pawn LP (“Pro Pawn”), and Milar Credit LP (“Milar”), (collectively “Sellers”), David W. Pakis, Michael P. O’Brien, Sr., and Laura O’Brien(“Shareholders”) and First Cash, Ltd., (“Purchaser”) and First Cash Financial Services, Inc. (“Purchaser’s Parent”), collectively, the Parties.

RECITALS:

WHEREAS David Pakis and Michael O’Brien own all of the issued and outstanding stock or membership interests of O’Pak and Pro Pawn;

WHEREAS Michael O’Brien, and his wife, Laura O’Brien own all of the issued and outstanding stock or membership interests of Milar;

WHEREAS, Sellers desire to sell and Purchaser desires to purchase certain assets of Sellers used in connection with Sellers’ businesses conducted at the locations listed on Exhibit A (the “Locations” or “Location”), which include making pawn loans, buying and selling merchandise, and all other revenue-producing activities (the “Business”);

WHEREAS, Sellers desire to sell to Purchaser and Purchaser desires to purchase from Sellers such assets on the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants in the Agreement, and on the terms and subject to the conditions in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1.    Sale and Purchase of Assets. Subject to and upon the terms and conditions contained in this Agreement, at the Closing (defined in Article II) Sellers will sell, transfer, assign, convey and deliver to Purchaser all of the following assets of Sellers used in connection with the Business at the Locations, free and clear of all liens, claims and encumbrances (except as identified in Exhibit D hereto), and Purchaser will purchase, accept and acquire from Sellers, the following:

(a)    Intangible Assets. All of Sellers’ right, title and interest in the pawn licenses (active and inactive as identified in Exhibit F), and all lists of customers (active and inactive) relating to Sellers’ Business at the Locations.

(b)    Pawn Loans. All of Sellers’ outstanding pawn loans receivable (including all accrued interest thereon, and herein “Pawn Loans”) and all evidence of indebtedness owed to Sellers arising out of the Business conducted at the Locations, together with all pawn merchandise securing same, as summarized (as of April 30, 2013, according to Sellers’ records (herein “Benchmark Date Balances,” if Closing occurs on or before June 24, 2013)) in Exhibit E-1, excluding Pawn Loans secured by firearms;

(c)    Inventory. All of Sellers’ inventory and merchandise at the Locations, including inventory subject to layaway agreements (hereafter, “Inventory”), as summarized (as part of the Benchmark Date Balances, according to Sellers’ records) in Exhibit E-1, excluding firearms Inventory;

(d)     Intellectual Property. All intellectual property of the Business, including, but not limited to trademarks, trade names, marketing materials, slogans, and the exclusive right to use any websites or domain names used in the Sellers’ business, which include “valupluspawn.com” and “docholidaypawn.com.”

(e)    Records. All of Sellers’ customer (active and inactive) records, files and papers pertaining to the Business conducted at the Locations, including computer records, customer files, and customer credit histories; and

(f)    Equipment, Fixed Assets and Supplies. All of Sellers’ furniture, equipment, vehicles, supplies, safes, fixed assets, signs and leasehold improvements located at the Locations or used in connection with the Business, but excluding the one laptop used by David Pakis and one laptop and one desktop computer used by Michael O’Brien.

(g)    Prepaids and Deposits. All of Sellers’ prepaid expenses and deposits as listed in Exhibit G.

(h)    Other Assets. All other properties, assets and rights of Sellers which relate to the Business and are located at the Locations.

All of the assets described in Subsections (a) through (h) above are collectively referred to as the “Assets.” The Assets specifically do not include (i) Sellers’ point of sale software system and any and all other computer programs and software utilized by Sellers, (ii) the two (2) vehicles presently utilized by Michael O’Brien (2012 GMC Denali) and David Pakis (2011 Chevrolet Suburban); (iii) all cash accounts and balances of Sellers, including, without limitation, operating accounts, auction accounts, payroll accounts and store bank accounts on hand at each Location (subject to Purchaser’s payment for cash balances left on hand pursuant to Item 1.2(a) below), (iv) all credit card and inter-company and other receivables of Sellers (other than Pawn Loans receivable), (v) all prepaid expenses, prepaid rent and rental deposits of Sellers (subject to Purchaser’s payment for those benefiting post-Closing Date operations of the Business pursuant to Item 1.2(b) below); (vi) all insurance policies of Sellers insuring the Assets and/or the Business, (vii) Sellers’ business records and other financial data, other than the operating business records of the Business, (viii) O’Pak Management Services, Inc., and all of its assets, whether located at its office location or otherwise; and (ix) any of the assets of Milar’s “Doc Holiday #3” (located at 1958 E. Park Row, Arlington, Texas 76010-4744) with license number #11178-7312).

1.2.    Purchase Price. The purchase price (“Purchase Price”) to be paid by the Purchaser to the Sellers for the Assets will be the sum of seventy-five million dollars ($70,200,000), adjusted as of the close of business the day before the Closing Date, as follows:

(a)	increased for all cash balances on hand in each Location as of the Effective Date, as identified in Exhibit G;

(b)	increased by the amount of all prepaid fees/expenses, prepaid rent, and rental deposits paid by Sellers on or before the Closing Date, as identified in Exhibit G;

(c)
decreased by the Sellers’ pro rata amount of any accrued current liabilities (excluding layaway deposits) as of the close of business the day before the Effective Date (to the extent not reasonably better allocated and settled after Closing pursuant to Sections 9.6 and/or 9.19 below);

(d)	decreased by the Escrowed Amount of $1,000,000;

(e)	increased by the Marginal Tax Payment, if any, as defined in Section 9.14;

(f)	decreased by Pawn Loans secured by firearms and firearms Inventory pursuant to Section 1.8; and

(g)
increased by customer layaway deposits (although such will be paid for by their assumption as a part of the Assumed Liabilities described in Section 1.3 below and not as an increase to the Adjusted Purchase Price payable at Closing).

The Purchase Price, as adjusted for items 1.2(a)-(g) above (the “Adjusted Purchase Price”), will be payable in cash denominated in US dollars at the Closing and contemporaneously with the execution of this Agreement by wire transfer to such account or accounts as Sellers shall designate to Purchaser for such purpose prior to Closing.

1.3.    No Assumption of Liabilities. Except for the liabilities listed Exhibit B (the “Assumed Liabilities”), which Purchaser does hereby assume and agree to timely pay, perform and discharge, Purchaser does not and will not assume or agree to pay, perform or discharge any liabilities or obligations whatsoever and of any nature of Sellers or the Business, whether accrued, absolute, contingent or otherwise, arising out of claims, actions or events occurring before Closing or (except as otherwise set forth herein) any expense, or liability relating to the Assets or the Business transferred to Purchaser arising out of the execution or consummation of the transactions contemplated by this Agreement.

1.4.    Escrowed Amount. Purchaser will withhold the “Escrowed Amount” as security for breaches of representations, covenants, warranties or agreements included in this Agreement. Purchaser will remit the Escrowed Amount to Sellers, subject to existing or resolved claims for breaches, and offsets or credits relating to this Agreement pursuant to Section 2.3 below, by wire transfer to Sellers’ designated account(s) no later than 12 months after the Closing Date.

1.5.    Employee Matters. Commencing simultaneously with the Closing, all employees at the Locations will be terminated by Sellers. Purchaser will employ the terminated employees provided that the employees are qualified and reasonably satisfactory to Purchaser, and Sellers will encourage such terminated employees to accept employment with Purchaser. Any obligation of Sellers with respect to its employees (including obligations for payroll taxes and reporting) before the Closing will remain the liability of Sellers. Nothing contained in this Agreement will constitute or be construed as a contract of employment between Purchaser and such employees of Sellers, and any such employee(s) hired by Purchaser will remain subject to discharge and lay-off by Purchaser at any time. Sellers will pay all salary, wages, commissions, bonuses, vacation pay or other compensation or benefits owed to said employees at the time of Closing, and Purchaser will assume no pre-Closing employee compensation or benefit liabilities of Sellers. Purchaser agrees to pay all hired employees at current pay (including applicable bonus plans) and benefits through December 31, 2013, as identified and listed in Exhibit C including employee vehicles to certain employees as listed therein. All of Sellers’ employees retained by Purchaser will receive credit for their tenure with Sellers for all applicable purposes under Purchaser’s compensation and benefit programs, and for at least the balance of 2013, will be allowed paid vacation time no less than that which would have been allowed to them under Sellers’ program in such regard.

1.6.    Allocation of Purchase Price. Each party hereto agrees (i) that the Purchase Price for the Assets will be allocated for all Federal and State tax purposes (including but not limited to, income, excise, sales, use, personal property and transfer taxes, and otherwise) among the Assets in accordance with the allocation set forth in Schedule 1.1 which is in accordance with Section 1060 of the Internal Revenue Code, and on which the allocations made to Pawn Loans, Inventory and equipment, fixed assets and supplies shall in no event exceed Sellers’ Closing Date book values of such items, with the remainder of the Purchase Price being allocated to goodwill and other capital assets, (ii) to file separately a Federal Form 8594 with its Federal Income Tax Return consistent with such allocation for the tax year in which the Closing Date occurs, and (iii) that no party will take a position on any tax returns or filings with any governmental or regulatory authority charged with the collection of taxes or having jurisdiction over the transaction contemplated hereunder or in any judicial proceeding, that is in any manner inconsistent with the terms of the allocation set forth above. Except as otherwise noted in Section 9.14, each party will be solely responsible for any taxes applicable to it resulting from the transactions contemplated hereby.

1.7.    Firearms. In the event Purchaser has not obtained its Federal Firearm License (“FFL”) as of the Closing Date (as defined in Article II), Sellers and Purchaser agree as follows: (1) On the Closing Date, Purchaser will not purchase any of the firearms inventory or those pawn loans secured by firearms as collateral; (2) once Purchaser has received its FFL, and in any event within ninety (90) days following the Closing Date, Purchaser will purchase the firearms inventory and those pawn loans secured by firearms as collateral, in a separate, future agreement (“Firearms

Agreement”) and closing (“Firearms Closing”).   At the Firearms Closing and under a Firearms Agreement, Purchaser agrees to pay the cost of the firearms inventory and pawn loans secured by firearms to Sellers for the remaining firearms inventory and pawn loans, payment for which will be made to Sellers’ designated account(s) by wire transfer as contemplated in Section 1.2 above. In the interim, if necessary, but not for a period of time exceeding ninety (90) days from the Closing Date, Purchaser and Sellers will make arrangements to handle the firearms inventory and those loans secured by firearms as collateral (including making allowed loan renewals, but no new firearms loans), from the Business until such time Purchaser obtains its FFL. Such arrangement may include Sellers providing an employee on “on call” status to handle firearms, redeem firearm pawns or pull any forfeited firearm pawns as needed after the Closing Date at its cost and expense. Sellers and Purchaser will separately agree regarding proper allocation of compensation for any such “on call” employee(s) in light of his or their relative responsibilities to the parties prior to the Firearms Closing. Until the Firearms Closing, Sellers will continue to be the owners of the firearms inventory and pawn loans secured by firearms, and accordingly, will own the transactions and cash flows related to such, which will be deposited/directed to Sellers’ designated accounts. In addition, Purchaser agrees to devote sufficient human resources to assist Sellers in performing any required or appropriate audit(s) relating to firearms. Sellers are responsible for any liabilities incurred by act or omission before the Closing Date involving firearms.

ARTICLE II
CLOSING

2.1.    Closing. The closing of the sale and purchase of the Assets (“Closing Date” or “Closing”) is occurring contemporaneously with the execution hereof, on June 24, 2013, but effective as of the opening of business on June 25, 2013 (the “Effective Date”). Accordingly, all business transacted on the Closing Date will belong to and accrue to the benefit of Sellers. All business conducted on the Effective Date, June 25, 2013, will belong and accrue to the benefit of Purchaser. The Closing may take place by exchange of documents electronically, via overnight courier, facsimile, or messenger, or at such physical location as is mutually agreeable to the parties. The Closing of this Agreement and the delivery of the separate Bill of Sale and Assignment relating to the Locations and Sellers’ Business will be deemed to occur simultaneously. The transaction contemplated by this Agreement will only be valid once this Agreement, the Bill of Sale and Assignment have been duly executed, and the Adjusted Purchase Price has been paid.

On the Closing Date, the Sellers will deliver to Purchaser the following:

(1)    A Bill of Sale in both form and substance satisfactory to Purchaser of all the Assets executed by Sellers.

(2)    Assignments in both form and substance satisfactory to Purchaser of all assignable rights to all active and inactive pawn licenses and other licenses and permits of Sellers to operate the Business at the Locations executed or facilitated by Sellers.

(3)Releases of any security interests in the Assets (and corresponding UCC-3 Termination Notices, if any, each fully authorized by the secured party) held by Sellers.

(4)A Lease for the land and buildings satisfactory to Purchaser for the Location owned by Michael O’Brien, located at 8228 Highway 80 West, Fort Worth, Texas.

(5)Assignments and/or consents for Leases for the land and buildings for the 18 Locations included in Exhibit A (excluding the Location in 2.1(4) above).

2.2.    Post-Closing Audit and Asset Verification. Within 7 days after the Effective Date (“Asset Verification Date”), Purchaser will conduct a thorough examination, audit and inventory (the “Inspection”) of Sellers’ merchandise Inventory (whether owned by Sellers or subject to the terms of layaway contracts or statutory hold periods), Pawn Loans, pawn tickets and the pledged goods covered thereby, layaway merchandise and all records and documents relating thereto, all as of the end of business on the Closing Date (herein “Closing Date Balances”). Shareholders or their designated representatives may participate in and observe the Inspection process. In the course of such Inspection, Purchaser will reasonably determine (1) the aggregate loan amount of the Pawn Loans (based on the principal amount indicated in the transaction documents) and (2) the aggregate value of the merchandise Inventory of the Business (based on the loan or purchase amount indicated in the transaction documents); For purposes of this Section, the “value” of an item of merchandise Inventory will be its “cost.” “Cost” means the original loan amount with respect to such item. Unless Sellers and Purchaser otherwise agree to the contrary with respect to any specific Delinquent PFI (as defined below), (with both Parties acting reasonably and in good faith), Delinquent PFI’s in existence on the Closing Date will not be included in the aggregate Pawn Loan balance, and such Delinquent PFI’s will be considered Inventory. Inventory and Pawn Loans subject to police and/or bankruptcy holds will not be included in the calculation of the asset balances described below. As used herein, “Delinquent PFI” means any Pawn Loan that as of the Closing Date is eligible to be pulled for inventory. For purposes of this Agreement, a Pawn Loan will be deemed eligible to be pulled for inventory if the PFI Date (as defined below) exists on or before the third (3rd) day before the Closing Date and is or was not cured by the borrower so as to make the Pawn Loan ineligible to be pulled for inventory as of such Closing Date. As used herein, the term “PFI Date” means (i) the date a Pawn Loan is first eligible to be pulled for inventory pursuant to Texas law, or (ii) the date a Pawn Loan is first eligible to be pulled for inventory pursuant to the standard terms of Sellers’ preprinted pawn tickets in effect during the relevant time period, so long as such preprinted pawn ticket complies with the law and is a date later than the date set forth in subsection (i) of this sentence. Purchaser will provide Sellers with the results of Inspection on a Location by Location basis promptly upon completion.

If Purchaser’s Inspection reveals aggregate Closing Date Balances which are, in the aggregate, less than ninety-nine percent (99%) of the aggregate Benchmark Date Balances set forth in Exhibit E-1 attached hereto, Sellers agree to pay to Purchaser a cash amount equal to two and one-half times (2.5x) the amount of such deficit within fifteen (15) calendar days of receipt from Purchaser of written notification of the existence and reasonably detailed explanation of such deficit

(a “Deficit Notice”), subject to Sellers’ right to dispute the Deficit Notice as hereinafter described. Any Deficit Notice must be delivered to Sellers within ten (10) days after the Asset Verification Date, or Purchaser shall be deemed to have fully accepted the results of the Inspection. If Sellers dispute the Deficit Notice, Sellers must, within fifteen (15) calendar days of Sellers’ receipt of the Deficit Notice, provide a reasonably detailed explanation of their basis for dispute, if at all, to Purchaser of the Deficit Notice. If the Parties cannot resolve the dispute directly with each other or through mediation (which they agree to promptly undertake in good faith), Sellers must, within fifteen (15) days after the Parties’ failed attempt to resolve the dispute, initiate arbitration pursuant to Section 9.11 below, or Sellers will be deemed to have accepted the Deficit Notice, and in such case the allowed time for payment shall run from the date that initiation of arbitration was required.

2.3.    Delivery and Notice of Payment. Purchaser will deliver the Escrowed Amount, net of any offsets necessary to reimburse Purchaser for Damages as defined in sub-article 7.1, to Sellers using the same wiring instructions, as scheduled in sub-Article 1.4 above. If, during the twelve (12) months after the Effective Date, Purchaser reasonably and properly determines that it should withhold any portion of the Escrowed Amount, Purchaser will provide immediate written notice to Sellers of the reason and amount withheld (the “Withholding Notice”). If Sellers are able to cure the matter described in the Withholding Notice, Sellers may do so and provide proof of said cure, but not later than fifteen(15) days before the required Escrowed Amount payment due date. If Sellers dispute the Withholding Notice, Sellers must, within thirty (30) days of Sellers’ receipt of the Withholding Notice, provide their basis for dispute, if at all, to Purchaser of the Withholding Notice. If the Parties cannot resolve the dispute either directly with each other or through mediation, Sellers must, within thirty (30) days after the Parties’ failed attempt to resolve the dispute, initiate arbitration pursuant to Section 9.11 or Sellers will be deemed to have accepted the Withholding Notice.

2.4.    Post-Closing Cooperation. After the Closing Date, and as may be necessary, Sellers agree to execute and deliver to Purchaser such other instruments of transfer reasonably necessary and appropriate to vest in Purchaser good, marketable and indefeasible title to the Assets and to comply with the purposes and intent of this Agreement. Sellers further agree to cooperate with Purchaser to obtain approval of the issuance to Purchaser of all necessary licenses and permits required to operate the Business of Sellers at the Locations. Purchaser agrees to allow Sellers and Shareholders access for up to four (4) years after the Closing to all relevant records of the Business transferred to Purchaser as may be reasonably necessary to facilitate any government inquiry, dispute, or audit involving the Business during the period of Sellers’ ownership.

ARTICLE III
PURCHASER’S AND PURCHASER’S PARENT
REPRESENTATIONS AND WARRANTIES

Purchaser and Purchaser’s Parent jointly and severally represent and warrant to Sellers and Shareholders that the following are true and correct as of the date hereof:

3.1.    Organization and Good Standing. Purchaser and Purchaser’s Parent are corporations duly organized, validly existing and in good standing under the laws of the State of Texas and

Delaware, respectively, with all requisite power and authority to carry on the business in which they are engaged, to own the properties they own and to execute and deliver this Agreement and to consummate the transactions contemplated in this Agreement.

3.2.    Authorization and Validity. The execution, delivery and performance of this Agreement and the other agreements to be executed by Purchaser and Purchaser’s Parent, and the consummation of the transactions contemplated in this Agreement, have been duly authorized by Purchaser and Purchaser’s Parent. This Agreement constitutes legal, valid and binding obligations of Purchaser and Purchaser’s Parent, enforceable against Purchaser or Purchaser’s Parent in accordance with their respective terms.

3.3.    Broker’s Fee. Purchaser will be solely responsible for broker or agent fees, or commissions relating to this Agreement, if any, for any services provided to or on behalf of Purchaser.

3.4.    Litigation or Other Matters. Purchaser is not aware of any litigation, administrative action, or other matter, pending or threatened, that could materially affect Purchaser’s ability to perform its obligations contemplated by this Agreement.

3.5.    Performance by Purchaser Post Closing, During Inspection, and Through Asset Verification Date. Since Closing and continuing through the Asset Verification Date:

(a)Purchaser will diligently carry on and operate the Business in the Ordinary Course of Business, consistent with past practice and historical operating norms, to maintain (i) the good will of the Business, (ii) all personal property used in the Business operations in good working order; and (iii) seasonally normal levels of Pawn Loans and Inventory;

(b)Purchaser will not, directly or indirectly, perform or fail to perform any act that might reasonably be expected to result in the creation or imposition of any lien, claim or encumbrance or debt on any of the Assets;

(c)Purchaser will not sell, assign, transfer, lease, sublease, pledge or otherwise encumber or disposed of any of the Assets, except in the Ordinary Course of Business, and will maintain its Business operations and the Assets substantially intact, including its present operations, physical facilities, working conditions, and relationships with customers, lessors, licensors, suppliers and employees; and
(d)Purchaser will use its reasonable commercial efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement in accordance with its terms and conditions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS AND SHAREHOLDERS

Sellers and Shareholders jointly and severally represent and warrant (except that Laura O’Brien’s representations and warranties apply and extend only to that of her ownership in Milar) to Purchaser and Purchaser’s Parent that the following are true and correct as of the date hereof:

4.1.    Organizations and Good Standing. O’Pak, Pro Pawn and Milar are limited partnerships duly organized, validly existing and in good standing under the laws of the State of Texas, with all requisite power and authority to carry on the business in which they are engaged, to own the properties they own and to execute and deliver this Agreement and to consummate the transactions contemplated in this Agreement.

4.2.    Authorization and Validity. The execution, delivery and performance of this Agreement and the other agreements to be executed by Sellers, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Sellers. This Agreement constitutes legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have secured all necessary approvals and consents of third parties to the consummation of the transactions contemplated by this Agreement.

4.3.    Title. Sellers now own the Assets, free and clear of all liens, claims and encumbrances other than the Assumed Liabilities and the customer claims and rights on all Pawn Loans. None of the Assets are the subject of a consignment by any person or entity. Upon consummation of the transactions contemplated hereby, Purchaser will receive good, valid and marketable title to each of the Assets, free and clear of all other liens, encumbrances and adverse claims.

4.4.    Commitments. Sellers have not entered into any type of agreements which encumber the Assets in any way other than the Assumed Liabilities and the customer claims and rights on all Pawn Loans.

4.5.    No Violation. Neither the execution and performance of this Agreement or the agreements contemplated in this Agreement, nor the consummation of the transactions contemplated hereby or thereby will (a) result in a violation or breach of any agreement or other instrument under which Sellers are bound or to which any of the assets of Sellers are subject, or result in the creation or imposition of any lien, charge or encumbrance upon any of such assets, or (b) violate any applicable law or regulation or any judgment or order of any court or governmental agency. Sellers have complied in all material respects with all applicable laws, regulations and licensing requirements, and have filed with the proper authorities all necessary statements and reports. Sellers possess all necessary operating licenses, franchises, permits and governmental authorizations, which rights are in full force and effect, and are, to the extent transferable and subject to applicable new or replacement license requirements on Purchaser, being transferred hereof free of any claim, encumbrance or detriment.

4.6.    Taxes. Sellers have duly and timely filed all property, sales tax and all other returns and reports required to be filed by them as of the date hereof by the State of Texas or any political subdivision thereof and have paid or established adequate reserves for all taxes (including penalties and interest) which have or may become due. There are no liens for Federal, state or local taxes upon any of the Assets of Sellers.

4.7.    Compliance with Law. There are no existing violations by Sellers of any applicable federal, state or local law or regulation that could affect the Assets or Business of Sellers. All Pawn

Loans are in compliance with the laws of the appropriate regulating agency(ies) and are documented pursuant to contracts which comply with such laws.

4.8.    Finder’s Fee. Sellers will be solely responsible for their broker or agent fees, or commissions relating to this Agreement, if any.

4.9.    Litigation. Sellers have no legal action or administrative proceeding or investigation instituted or, to the best of their knowledge threatened against or affecting, or that could affect, any of the Assets or Business of Sellers, save and except the two pending claims: (1) Claim No: NJ105650A-01, claimant: Cassandra Durisseau; and (2) Claim No: 23NJ105605A-06; Claimant: Joanna Torres presently being defended by Sellers’ liability insurance carrier, of which it has fully informed Purchaser but which Purchaser assumes no liability, responsibility or obligation whatsoever with respect to this claim.

4.10.    Operating Licenses. Sellers maintain in full force and effect all operating licenses and permits necessary in order to operate the Business at the Locations in accordance with applicable federal, state and local regulations and have not received notice of cancelation or threatened cancellation. Sellers have complied in full with all applicable federal, state and local operating licenses. Sellers have delivered to Purchasers true and correct copies of all licenses and permits required to operate the Business.

4.11.    Accuracy of Information Furnished. All information furnished to Purchasers by Sellers herein or in any exhibit hereto is true, correct and complete in all material respects.

4.12.    Hazardous Materials. Sellers have never generated, released, transported, stored, handled, disposed of or contracted for the disposal of any hazardous materials other than minimal amounts used, stored or generated in the ordinary course of the Business and in accordance with applicable laws. To the best of Sellers’ knowledge, no employee, contractor or agent of Sellers has been exposed to any hazardous materials in such a manner as to be harmed thereby (which such harm is now known to exist or will be discovered in the future). Sellers are not aware of and Sellers have not received any notice from any governmental or administrative agency that the Locations are not in compliance with any applicable environmental law(s).
4.13.    Full Disclosure. No representation or warranty made by Sellers or Shareholders in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Sellers or Shareholders pursuant to this Agreement, and no statement, certificate or other document or instrument furnished or to be furnished by or on behalf of Sellers or Shareholders pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby, contains any untrue statement of a material fact or omits a material fact.
4.14.    Customer Warranties. Sellers will fully honor and comply with all existing customer warranties issued before the Closing Date but Sellers’ obligation in this regard shall not extend beyond thirty (30) days following Closing.

4.15.    Pawn Loan Compliance. All pawn loans made by Sellers have been made in the ordinary course of the business in compliance and accordance with all applicable U.S. federal, state or local law or statute (“Laws”).  All pawn loan documents required by law including but not limited to pawn tickets and police forms related to outstanding pawn loans (the “Outstanding Pawn Loan Documents”) represent bona fide assets of Sellers and bona fide transactions between the Sellers and the respective parties to such transactions.  The Sellers’ books and records contain an accurate record, in all material respects, of the outstanding pawn loans and the Outstanding Pawn Loan Documents.  All Outstanding Pawn Loan Documents are valid and enforceable, create a valid and perfected security interest in the collateral described therein and are not subject to any defense or offset. All interest, fees and charges on each pawn loan do not exceed the maximum rate of interest, charges and fees allowed by applicable Laws.  In addition to, and without limiting the foregoing, the Outstanding Pawn Loan Documents are complete in every material respect and comply in all material respects with all applicable Laws.

4.16.    Ownership of Sellers. Mr. David Pakis, Mr. Michael O’Brien and Mrs. Laura O’Brien (and/or other entities wholly-owned by them) collectively own one hundred percent (100%) of the authorized, issued and outstanding capital stock or membership interest of O’Pak, Pro Pawn and Milar.
4.17.    Performance by Sellers Pending Closing. Since the parties have contemplated this agreement, on May 1, 2013, and continuing through the Closing Date:

(a)Sellers have diligently carried on and operated the Business in the Ordinary Course of Business, consistent with past practice and historical operating norms, to maintain (i) the good will of the Business, (ii) all personal property used in the Business operations in good working order; and (iii) seasonally normal levels of Pawn Loans and Inventory;

(b)Sellers have not, directly or indirectly, performed or failed to perform any act that might reasonably be expected to result in the creation or imposition of any lien, claim or encumbrance or debt on any of the Assets;

(c)Sellers have not sold, assigned, transferred, leased, subleased, pledged or otherwise encumbered or disposed of any of the Assets, except in the Ordinary Course of Business, and has maintained its Business operations and the Assets substantially intact, including its present operations, physical facilities, working conditions, and relationships with customers, lessors, licensors, suppliers and employees;

(d)Sellers have obtained or caused to be obtained all of the consents and approvals of all persons or entities necessary, if any, to assign and transfer to the Purchasers all of the Assets; and

(e)Sellers have used their reasonable commercial efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement in accordance with its terms and conditions.

4.18.    Financial Statements. For purposes of this Agreement and the inducement thereof, Purchasers have relied upon the financial statements and exhibits as described and listed in Exhibit E. The financial statements of the Sellers (including the related schedules) for the years ended December 31, 2010, December 31, 2011 and December 31, 2012, and for the period from January 1, 2013 until the Benchmark Date (collectively, the “Financial Statements”), true and correct copies of which are attached as Exhibit E, have been prepared in accordance with Federal income tax accounting standards and methods applied on a consistent tax basis throughout the periods covered thereby, present fairly, in all material respects, the financial condition of Sellers and the Business as of the indicated dates and the results of operations of Sellers and the Business for the indicated periods, are correct and complete in all material respects, are consistent with the books and records of the Sellers, and (except for the Benchmark Date statements) include all normal, recurring adjustments, including year-end audit adjustments necessary to make the financial statements accurate and not misleading.

4.19.    Pawn Loans and Inventory. For purposes of this Agreement and the inducement thereof, Purchaser has relied upon the Pawn Loan and Inventory balances as listed in Exhibit E‑1. The balances therein are correct and complete in all material respects. The aggregate of the Closing Date Balances will be at least ninety-nine percent (99%) of the aggregate of the Benchmark Date Balances. The sole remedy of Purchaser and Purchaser’s Parent for any breach of this warranty shall be only the contemplated deficit payment called for in the last paragraph of sub-Article 2.2 above.
4.20.    No Material Adverse Effect. Since May 1, 2013, the Sellers have conducted their business in the Ordinary Course of Business and there has not been a Material Adverse Effect as defined in Article IX, Section 9.18.
ARTICLE V
PURCHASER’S COVENANTS

Purchaser will retain all pawn books and other records of Sellers (including, but not limited to, all reports and records relating to the respective state or local agencies charged with regulating pawnshop operations, or short-term lending and the Internal Revenue Service) required to be retained on the business premises by applicable laws.

ARTICLE VI
SELLERS’ COVENANTS

Sellers agree that:

6.1.    Transitional Use of Point of Sale System. Until Purchasers have completed the migration of the Business at the Locations to Purchasers’ point of sale system (but for no more than one hundred eighty (180) days after the Closing Date), Sellers will permit Purchaser to transact business at the Locations using their existing point of sale system. Sellers will cooperate with Purchaser to obtain any necessary assignments, licensing, or otherwise, to enable Purchaser to use the existing point of sale system, if necessary. Sellers also agree to assist Purchaser as reasonably requested to gain access to and to analyze, convert, import and/or migrate point of sale data from the Sellers’ systems to the Purchaser’s systems. Purchaser will be responsible for all costs of its transitional use of the point of sale systems at the Locations after the Closing Date.

6.2.    Use of Licenses. Until all licenses and permits needed to operate the Business at the Locations are issued to Purchaser, Sellers will permit, to the extent allowed by law, Purchaser to use the licenses and permits issued to Sellers to operate the Business at the Locations. The indemnity obligation of Purchaser and Purchaser’s Parent under Item 7.2(c) below shall apply to Purchaser’s operation and activities under Sellers’ licenses. Sellers further agree to cooperate with Purchaser in obtaining the issuance to Purchaser of the licenses and all permits required to operate the Business at the Locations. At the request of Sellers, and upon reasonable notice, Purchaser will permit Sellers to inspect the records of Purchaser required to be maintained under applicable state laws, or the laws of any political subdivision thereunder, attributable to the period during which the licenses and permits of Sellers are used by Purchaser and before such licenses and permits are issued to Purchaser.

ARTICLE VII
INDEMNIFICATION

7.1.    Sellers’ and Shareholders’ Indemnity. Each representation and warranty in Article IV will survive three years (3) years after the Closing Date, except for Special Indemnities (which mean claims for fraud, intentional misrepresentation or willful misconduct) which will survive indefinitely. Subject to the terms and conditions of this Article VII, Sellers and Shareholders hereby jointly, severally and unconditionally (except that Laura O’Brien’s indemnification applies and extends only to that of her ownership in Milar) agree to indemnify, defend and hold harmless Purchaser and Purchaser’s Parent and their respective officers, directors, stockholders, agents, attorneys and affiliates, and subsidiaries from and against all losses, claims, causes of action obligations, demands, assessments, fines, judgments, penalties, liabilities, costs, damages, reasonable attorneys’ fees and expenses (including experts’ and consultants’ reasonable fees actually incurred) (collectively, “Damages”) asserted against or incurred by Purchaser or Purchaser’s Parent by reason of or in any manner resulting from any of the following (to the extent not part of the Assumed Liabilities):

(a)    A breach by Sellers or Shareholders of any representation, warranty or covenant contained in this Agreement or in any agreement executed as a result of or under this Agreement;

(b)    Any and all general liability or employment liability claims arising out of or relating to occurrences of any nature relating to the Business on or before the Closing Date, whether any such claims are asserted before or after the Closing;

(c)    Any obligation or liability under or related to any employee compensation or any employee benefit plans or the termination thereof arising out of or relating to occurrences of any nature relating to the Business on or before the Closing Date, whether any such claims are asserted before or after the Closing;

(d)    Any tax filing or return or payment made, or position taken in the payment or non-payment of any tax, by Sellers which any governmental authority challenges and which results in an assertion of Damages against Purchaser arising out of or relating to occurrences of any nature relating to the Business on or before the Closing Date, whether any such claims or payments are asserted before or after the Closing Date;

(e)    Any failure to comply with all applicable bulk transfer laws, if any, or fraudulent or preferential transfer laws of the State of Texas, arising out of or relating to occurrences of any nature relating to the Business on or before the Closing, whether any such claims or failures are asserted before or after the Closing;

(f)    Claims arising from liabilities or obligations of the Business or Sellers not expressly assumed by Purchaser in this Agreement;

(g)    Claims and liabilities arising from or in any manner relating to pawn loan collateral missing as of the Closing Date;

(h)    Any claims, liabilities or fines arising from any Texas Office of Consumer Credit Commissioner audits relating to and conducted at the Business or any Location on or before the Closing Date;

(i)    Customer claims attributable or relating to events or omissions of Sellers on or before the Closing Date, whether any such claims are asserted before or after the Closing Date; and/or

(j)    Inventory confiscated by police, government agents or governmental authorities after the Closing Date that was on hand on and as of the Closing Date in the Locations.

7.2    Purchaser’s and Purchaser’s Parent Indemnity. Subject to the terms and conditions of this Article VII, Purchaser and Purchaser’s Parent hereby agree to jointly, severally and unconditionally indemnify, defend and hold Sellers harmless from and against all Damages asserted against or incurred by Sellers or Shareholders by reason of or resulting from:

(a)    a breach by Purchaser or Purchaser’s Parent of any representation, warranty or covenant contained herein or in any agreement executed pursuant hereto;

(b)    the Assumed Liabilities;

(c)    any and all liabilities, obligations or claims arising out of or relating to occurrences of any nature relating to the Business after the Closing Date.

7.3.    Indemnity Cap and Basket. The Parties will not be obligated to pay any amounts for indemnification for any Damages until the aggregate amount of all Damages incurred by such Party (Seller and Shareholder as one party, Purchaser and Purchaser’s Parent as the other party) exceeds the sum of One Hundred Thousand Dollars (US $100,000.00) (the “Basket” or “Deductible”), whereupon Sellers and Shareholders, jointly and severally (except that that Laura O’Brien’s indemnification applies and extends only to that of her ownership in Milar), or Purchaser and Purchaser’s Parent, jointly and severally, will pay in full such Damages in excess of the Basket. The indemnification obligations of the Sellers and Shareholders, on the one hand, and the Purchaser and Purchaser’s Parent, on the other hand, will be subject to an aggregate cap of 10% of the Purchase Price (the “Indemnification Cap”); provided, however, (i) Sellers and Shareholders will be obligated to pay all Damages arising out of Special Indemnities without regard to the Basket or Indemnification Cap and (ii) Purchaser and Purchaser’s Parent, jointly and severally, will be obligated to pay all Damages arising out of Special Indemnities without regard to the Basket or the Indemnification Cap.

7.4.    Indemnification Procedure. If an Indemnified Party intends to seek indemnification pursuant to this Article VII, such Indemnified Party will promptly notify the Indemnifying Party in writing of such claim (“Indemnity Demand”), sufficiently promptly to enable the Indemnifying Party to protect its rights. The Indemnity Demand will include a summary of the factual and contractual basis for such claim, and will include a description of any third-party claim in respect of which indemnification is sought, along with supporting documentation. The failure promptly to provide such Indemnity Demand will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party will respond in writing to said Indemnity Demand sufficiently promptly to enable the Indemnified Party to protect its rights, but not later than twenty (20) business days following the Indemnity Demand, either by accepting its indemnification obligations hereunder, or setting forth the factual and contractual basis for its refusal, if any, to so perform.

(a)    If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, within twenty (20) business days after receipt of the Indemnity Demand and upon notice to the Indemnified Party, assume at its own expense, through counsel chosen by the Indemnifying Party and reasonably satisfactory to such Indemnified Party in its reasonable judgment, the settlement or defense thereof, and the Indemnified Party will cooperate with it in connection therewith, provided, that the Indemnified Party may participate in such settlement or defense at the Indemnified Party’s expense, except as specifically provided in the following sentence, through counsel chosen by it. If the Indemnified Party reasonably determines that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party will present such counsel with a material conflict of interest, then the Indemnifying Party will pay the reasonable fees and expenses of the Indemnified Party’s separate counsel, so long as such counsel has been approved by the Indemnifying Party. Notwithstanding anything in this Section to the contrary, the Indemnifying Party may not, without the consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld.

(b)    If (i) a firm written offer is made by the third party to settle a third-party claim referred to in Section 7.3(a), (ii) the Indemnifying Party proposes to accept such settlement and (iii) the Indemnified Party refuses to consent to such settlement, then, provided that such proposed settlement: (1) includes a full and unconditional release of the Indemnified Party, (2) does not provide for anything other than the payment of money damages, and (3) will be paid in full by the Indemnifying Party, then (A) the Indemnifying Party will be excused from, and the Indemnified Party will be solely responsible for, all further defense of such third party claim, (B) the maximum liability of the Indemnifying Party relating to such third party claim will be the amount of the proposed settlement, and other amounts to which the Indemnified Party would be entitled before the rejection of the proposed settlement, if the amount thereafter recovered from the Indemnified Party on such third party claim is greater than the amount of the proposed settlement, and (C) the Indemnified Party will pay all attorneys’ fees incurred after the rejection of such settlement by the Indemnified Party. If the amount thereafter recovered by such third party from the Indemnified Party is less than the amount of the proposed settlement, the Indemnified Party will be reimbursed by the Indemnifying Party for such attorneys’ fees up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

(c)    If in accordance with the provisions of this Section 7.4(a)-(c) an Indemnified Party is entitled to be represented by counsel of its own choosing at the Indemnifying Party’s expense, the Indemnifying Party will directly compensate all counsel promptly on or before the due date for such counsel’s statements for services rendered. This provision will be specifically enforceable by means of injunction.

7.5.    Remedies. Sellers and Shareholders and Purchaser and Purchaser’s Parent will have all remedies specified in this Agreement. The remedies provided in this Article VII will be exclusive of any other rights or remedies available by one party against the other, either at law or in equity and will be subject to the limitations expressed elsewhere in this Agreement.

7.6.    Insurance Matters. Purchaser and Purchaser’s Parent represent and warrant that for at least the three (3) year representation and warranty survival period specified herein, the Assets and the Business will remain covered under property/casualty and liability insurance coverages issued by solvent insurance carriers (herein “Purchaser’s Insurance”). In order to avoid any potential double recovery by Purchaser or Purchaser’s Parent, Sellers and Shareholders will be entitled to receive as a credit against any amount owed to Purchaser or Purchaser’s Parent under Section 7.1 above an amount (if any) equal to the net proceeds actually received by Purchaser or Purchaser’s Parent (or their affiliates) under any Purchaser’s Insurance policy or otherwise for any Damages for which Sellers and Shareholders have agreed to indemnify Purchaser and Purchaser’s Parent under said Section 7.1; provided, however, that if Purchaser or Purchaser’s Parent has the right to receive insurance proceeds in respect of such an indemnifiable claim but has not actually received those proceeds at the time an indemnity payment is otherwise due from Sellers and Shareholders hereunder, Sellers and Shareholders shall be obligated to pay the amount of such Damages to Purchaser or Purchaser’s Parent in accordance with this Agreement, and upon their receipt of such insurance proceeds, then to the extent that such proceeds serve to reduce Damages actually paid by Purchaser or Purchaser’s Parent in accordance with Section 7.1, Purchaser and/or Purchaser’s Parent shall remit the amount thereof to Sellers. The parties shall cooperate with each other to maximize the availability of insurance coverage under Purchaser’s Insurance or Sellers’ insurance for claims or actions by third parties which may be subject to indemnification pursuant to Sections 7.1 or 7.2 herein, and, if the insurance carrier for such policies agrees to defend such claim, such defense shall be tendered to such insurance carrier and the rights of the parties between themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance carrier.

7.7    Knowledge of Purchaser/Purchaser’s Parent. Purchaser and Purchaser’s Parent will have no right of action for the misrepresentation of any fact by Seller or Shareholders which is actually known by Purchaser before Closing.

ARTICLE VIII
NONCOMPETITION

8.1.    Purchasers for Purposes of Article VIII. Purchaser for purposes of ARTICLE VIII is to include Purchaser and Purchaser’s Parent as described in the first paragraph of this Agreement, their successors or affiliates, subsidiaries, or their corporate successor, now or hereafter owned, operated or managed by Purchaser.

8.2.    Agreement to Not Compete, Not to Hire and Not to Solicit. As an inducement to entering into this Agreement, which Purchaser would otherwise not be willing to do and which is deemed to be good and valuable consideration, Sellers and Shareholders (the “Restricted Parties”) unconditionally agree that before June 25, 2018, they will not (1) hire or enter into any agreement with or directly or indirectly solicit any of the employees of the Business (as of the Effective Date) or directly and affirmatively solicit any of the other employees of Purchaser for the purpose of causing them to leave Purchaser to take employment with the Restricted Parties or any other person or business entity affiliated with the Restricted Parties, (2) compete, directly or indirectly, with Purchaser in any pawn business or other consumer finance business (the “Restricted Business”) within a 10 mile radius of the Locations ( the “Restricted Area”); (3) act as an officer, director, employee, consultant, service provider, shareholder, partner, lender, agent, associate or principal of any entity engaged in the Restricted Business in the Restricted Area; (4) participate in the ownership, management, operation or control of any business directly or indirectly competitive with the Restricted Business in the Restricted Area; (5) solicit customers of Purchaser within the Restricted Area in the Restricted Business; (6) own or apply for a pawn license or other Restricted Business license within the Restricted Area; or (7) directly or indirectly interfere with or agitate in any way any employee of the Business (as of the Effective Date) or directly and affirmatively interfere with or agitate in any way any of the other employees of Purchaser for the purpose of causing such employee or representative to terminate employment or any contractual relationship with Purchaser to be dissatisfied with their employment or contractual relationship. Notwithstanding this section 8.2, Milar’s continuing ownership and operation of Doc Holiday #3, and the current ownership by Boyd Naylor and Bali Credit Corp of the three (3) currently-owned pawn stores in San Antonio and any other stores subsequently owned or acquired by Boyd Naylor and Bali Credit Corp. outside of the Restricted Area will not be considered a violation of this section 8.2, nor will Shareholders’ back office support services of said stores through O’Pak Management Services, (and continuing operation or ownership of Doc Holiday #3), be considered a violation, however, this exception will not relieve the Restricted Parties of their continuing obligations hereunder—their agreement not to compete, not to hire and not to solicit. Moreover, Purchaser and Purchaser’s Parent agree not to affirmatively solicit or hire Doc Holiday #3 employees during the restricted period herein.

Notwithstanding anything to the contrary herein, the Restricted Parties agree to (1) provide in an electronic format as mutually agreed by the parties all lists of customers (active and inactive) of the Business within thirty (30) days after Purchaser converts the last Location to Purchaser’s point of sale system and (2) to not use for any purpose, including solicitation, marketing or advertising, or retain a copy, whether hard copy or in an electronic format, of such lists of customers after providing such lists to Purchaser. The Restricted Parties unconditionally represent and warrant to Purchaser and agree that the restrictions in the foregoing provisions are reasonable and that such provisions are enforceable in accordance with their terms.

The terms “participate in” and “participation” means that the Restricted Parties will directly or indirectly, for their benefit or for, with or through any other person, firm or corporation, own, manage, operate or control a Restricted Business or participate in the ownership, management, or control of a Restricted Business, or be connected or associated with a Restricted Business as a director, shareholder, officer, employee, partner, consultant, agent, independent contractor, lender or otherwise.

8.3.    Breach. In the event of the breach by the Restricted Parties of any of the covenants contained in this Article VIII, it is understood that damages will be difficult to ascertain and Purchaser may seek injunctive relief in addition to any other relief which Purchaser may have under law, this Agreement or any other agreement in connection therewith. In connection with the bringing of any action for the enforcement of this Agreement, Purchaser will be entitled to recover, whether Purchaser seek equitable relief, and regardless of what relief is afforded, such reasonable attorney’s fees and expenses as Purchaser may incur in prosecution of Purchaser’s claim for breach hereof. The existence of any claim or cause of action of the Restricted Parties against Purchaser, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Purchaser of the covenants and agreements of Sellers contained in this Article VIII. The Restricted Parties unconditionally agree to indemnify and hold harmless Purchaser of and from all losses, damages, costs and expenses arising out of or attributable to the breach by Sellers of this Article VIII.

ARTICLE IX
MISCELLANEOUS

9.1.    Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

9.2.    Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties and such consent will not be unreasonably withheld.

9.3.    Notice. Any notice or communication must be in writing and given by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person, addressed to the party to be notified at the following address (or at such other address as may have been designated by written notice):
Sellers:

Michael O’Brien

and

David Pakis

with a copy to:

John Burleson
PAKIS, GIOTES, PAGE & BURLESON, P.C.

Purchaser:

First Cash, Ltd.
Attn: Rick L. Wessel

Such notice will be deemed received on the date on which it is hand-delivered or on the third business day following the date on which it is mailed.

9.4.    Confidentiality. The Parties will keep this Agreement and its terms confidential except for information which is required by law to be disclosed or press releases which are customary for a publicly traded company. Confidential information includes, but is not limited to, customer lists and files, prices and costs, business and financial records, surveys, reports, plans, proposals, financial information, information relating to personnel contracts, stock ownership, liabilities and litigation.

9.5.    Entire Agreement. This Agreement and the exhibits hereto supersede all prior agreements and understandings relating to the subject matter hereof, except that the obligations of any party under any agreement executed under this Agreement, and the Bill of Sale relating to the Locations and the Business, executed separately by the Parties, will not be affected by this Section.

9.6.    Costs, Expenses and Legal Fees. Each party hereto will bear its own costs and expenses (including attorneys’ fees) incurred in connection with the consummation of this transaction. Purchaser will pay all fees and expenses for issuance or transfer of any licenses and permits. However, in the normal course of business the Parties to this Agreement may pay certain expenses on behalf of the other parties (e.g., utility or communication bills that cover the entire calendar month in which the Closing Date falls) or take possession of certain proceeds derived from revenue activities of the Business belonging to the other party (e.g., credit card sales on and after the Closing Date). Responsibility for such amounts will be allocated to the Parties based on a prorated basis such as the (i) number of days that each party controlled the Business during the respective billing period with respect to costs or expenses, or (ii) who owned the Business when the revenue was generated with respect to revenue activities. Both Purchaser and Sellers agree to a net settlement of all such reasonable and non-disputed items within forty-five (45) days of the Effective Date in which either Purchaser or Sellers will remit the net amount owed to the other party in cash. Such prorated items may include payroll, commissions, utilities, and property taxes.

9.7.    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof such provision will be fully severable; and the remaining provisions hereof will remain in full force and effect and will not be affected. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

9.8.    Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein will survive the Closing for a period of three (3) years and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Sellers, Shareholders or Purchaser under this Agreement will be deemed to have been representations and warranties by Sellers and Shareholders or Purchaser and Purchaser’s Parent, as the case may be, and will survive the Closing and any investigation made by any party hereto or on its behalf.

9.9.    Interpretation. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

9.10.    Governing Law. This Agreement and the rights and obligations of the Parties hereto will be governed, construed and enforced in accordance with the laws of the State of Texas.

9.11.    WAIVER OF RIGHTS TO TRIAL BY JURY; ARBITRATION; VENUE.

A.
EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANYWAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN

CONTRACT, TORT OR OTHERWISE (HEREINAFTER COLLECTIVELY, "DISPUTES").

B.
EACH PARTY HEREBY AGREES AND CONSENTS THAT ALL DISPUTES WILL BE DECIDED BY BINDING ARBITRATION, CONDUCTED IN TARRANT COUNTY, TEXAS, BEFORE ONE OR MORE ARBITRATORS (AS DESCRIBED BELOW), UNDER THE THEN CURRENT COMMERCIAL RULES OF THE AMERICAN ARBITRATION ASSOCIATION, AND TO ARBITRATE ALL DISPUTES AND TO WAIVE THEIR RIGHT TO TRIAL BY JURY WITH REGARD TO ALL DISPUTES. THIS AGREEMENT TO ARBITRATE WILL INCLUDE CLAIMS FOR INJUNCTIVE RELIEF.

C.
PROCEDURE FOR INJUNCTIVE RELIEF. IN THE EVENT A PARTY SEEKS INJUNCTIVE RELIEF, THE CLAIM WILL BE ADMINISTRATIVELY EXPEDITED BY THE AAA, WHICH WILL APPOINT A SINGLE, NEUTRAL ARBITRATOR FOR THE LIMITED PURPOSE OF DECIDING SUCH CLAIM. SUCH ARBITRATOR WILL BE A QUALIFIED ATTORNEY IN GOOD STANDING, AND PREFERABLY WILL BE A RETIRED STATE OR FEDERAL DISTRICT JUDGE. THE SINGLE ARBITRATOR WILL DECIDE THE CLAIM FOR INJUNCTIVE RELIEF IMMEDIATELY ON HEARING OR RECEIVING THE PARTIES’ SUBMISSIONS (UNLESS, IN THE INTERESTS OF JUSTICE, HE MUST RULE EX PARTE); PROVIDED, HOWEVER, THAT THE SINGLE ARBITRATOR WILL RULE ON SUCH CLAIMS WITHIN 24 HOURS OF SUBMISSION OF THE CLAIM TO THE AAA. THE SINGLE ARBITRATOR’S RULING WILL NOT EXTEND BEYOND 14 CALENDAR DAYS AND ON APPLICATION BY THE CLAIMANT, UP TO AN ADDITIONAL 14 DAYS FOLLOWING WHICH, AFTER A HEARING ON THE CLAIM FOR INJUNCTIVE RELIEF, A TEMPORARY INJUNCTION MAY ISSUE PENDING THE AWARD. ANY RELIEF GRANTED UNDER THIS PROCEDURE FOR INJUNCTIVE RELIEF WILL BE SPECIFICALLY ENFORCEABLE IN ANY COURT OF COMPETENT JURISDICTION ON AN EXPEDITED, EX PARTE BASIS AND WILL NOT BE THE SUBJECT OF ANY EVIDENTIARY HEARING OR FURTHER SUBMISSION BY EITHER PARTY, BUT THE COURT, ON APPLICATION TO ENFORCE A TEMPORARY ORDER, WILL ISSUE SUCH ORDERS AS NECESSARY TO ITS ENFORCEMENT.

D.
PROCEDURE AFTER A CLAIM FOR INJUNCTIVE RELIEF OR WHERE NO CLAIM FOR INJUNCTIVE RELIEF IS MADE. THE ARBITRATOR WILL BE SELECTED AS FOLLOWS: IN THE EVENT THE PARTIES TO THE ARBITRATION AGREE ON ONE ARBITRATOR, THE ARBITRATION WILL

BE CONDUCTED BY SUCH ARBITRATOR. IN THE EVENT THE PARTIES TO THE ARBITRATION DO NOT SO AGREE, EACH SIDE (SELLERS AND SHAREHOLDERS WILL TOGETHER BE CONSIDERED ONE SIDE, PURCHASER AND PURCHASER’S PARENT WILL TOGETHER BE CONSIDERED ONE SIDE) WILL SELECT ONE INDEPENDENT, QUALIFIED ARBITRATOR, AND THE TWO ARBITRATORS SO SELECTED WILL SELECT THE THIRD ARBITRATOR. THE ARBITRATOR(S) ARE HEREIN REFERRED TO AS THE “PANEL.” EITHER PARTY WILL HAVE THE RIGHT TO STRIKE ANY INDIVIDUAL ARBITRATOR WHO WILL BE EMPLOYED BY OR AFFILIATED WITH A COMPETING ORGANIZATION.
9.12.    Captions. The captions in this Agreement are for convenience of reference only and will not limit or otherwise effect any of the terms or provisions hereof.

9.13.    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

9.14.    Taxes. Sellers will be liable for and will indemnify Purchaser against all income and capital gains taxes, sales taxes, use taxes, franchise taxes, city taxes, county taxes or other taxes resulting from the transactions contemplated hereby, except that Purchaser will be responsible and pay for any applicable sales/transfer taxes on the seven (7) vehicles which are included in the Assets. All income taxes, franchise taxes, sales taxes, personal property taxes, real property taxes and assessments which are past due or have or will become due and payable upon any of the Assets and/or which arise in connection with the operation of the Business at the Locations on and before the Closing Date will be paid by Sellers, together with any penalty or interest thereon. Accordingly, Sellers will pay all sales tax liabilities, including income and franchise tax liabilities arising or incurred on and before the Closing Date. Sellers retain all right, title and interest in all tax receivables or refunds attributable to the period on and before the Closing Date. All sales taxes, personal property taxes, real property taxes and assessments which become due and payable upon any of the Assets, and which first arise in connection with the operation of the Locations after the Closing Date will be for the account of Purchaser and will be paid by Purchaser, together with any penalty or interest thereon. Notwithstanding anything to the contrary herein, Sellers and Purchaser will be responsible for a pro rata share of personal property taxes and real property taxes for the taxable period including the Closing Date. The numerator for such calculation will be the number of days the Assets were controlled by Sellers and Purchaser, respectively, and the denominator will be 365. Notwithstanding this section 9.14, Purchaser, as it relates to federal income and Texas state margin/franchise taxes only, agrees to pay to Sellers (jointly and severally), the incremental increase, if any, in federal and state margin taxes Sellers would have incurred as a result of this Asset Purchase Agreement versus a stock purchase agreement, plus such gross-up amount as is necessary to also cover the federal and state margin tax burden on the increased amount (the “Marginal Tax Payment”). For example, if Sellers, under a stock purchase agreement would have incurred a $50,000 tax liability as a result of the stock purchase transaction and structure, but instead incurred a $75,000 tax liability as a result of the Asset Purchase Agreement transaction and structure, then Purchaser will remit payment of $25,000 (plus the applicable necessary gross-up amount) to Sellers for difference in the structure of the transaction, and will increase the Purchase Price by said amount. The Parties will cooperate and exchange the relevant information to confirm, calculate and provide affirmative acceptance and approval of the incremental tax liability of the Marginal Tax Payment. After the Parties’ approval and confirmation, Purchaser will have fifteen (15) days to make such payment if an incremental tax liability for the Marginal Tax Payment has been determined. For purposes of calculating the Marginal Tax Payment, the following assumptions will be utilized in determining such Marginal Tax Payment:

•
Gains and losses from the sale of Assets will be calculated using the purchase price allocation as agreed to by the Parties in Section 1.7 of this Agreement and the historical adjusted cost basis of said Assets on the Closing Date;

•
Sellers are considered S Corporation and subject to the federal income tax rate up to a maximum of 39.6% on ordinary income and/or losses and capital gain tax rate of 15% up to $450,000 of capital gain per Shareholder and 20% for capital gains in excess of $450,000;

•	Gain from the disposition of the Assets is not subject to the net investment income tax under Internal Revenue Code ("IRC") Section 1411;

•	Gain from the disposition of the Assets is not subject to the income tax imposed on certain built-in gains under IRC Section 1374;

•
Sellers’ federal income tax liability arising from this Agreement is solely due to such gains and/or losses resulting from the disposition of Assets and such gains and losses are the only items that will enter into the calculation of the Marginal Tax Payment.

9.15.    Bulk Transfer Laws. The Parties hereto waive compliance in all respect with all applicable bulk transfer laws, if any. As set forth in Section VII hereof, Sellers jointly and severally hereby agree to indemnify and hold Purchaser and Purchaser’s Parent harmless of and from any loss, cost, and expense of whatsoever type or nature whenever or however incurred as a result of Sellers not paying Sellers’ creditors.
9.16.    Time is of the Essence. Time is of the essence with respect to all performance obligations under this agreement.

9.17.     Exhibits. All exhibits and annexes, including supporting documentation therein are attached hereto are hereby incorporated herein by this reference.
9.18.    Defined Terms. For the purposes of this Agreement, the following words and expressions will have the following meanings:

(a)
“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including, without limitation, any liability for taxes.

(b)	“Material Contract” means (i) real property leases (ii) contracts of the Sellers or Sellers’ Assets that have a remaining term in excess of twelve (12) months

(unless the remaining payments are less than $10,000, and (iii) contracts of the Sellers or Sellers’ Assets that have remaining payments in excess of $25,000.

(c)	“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, timing and frequency).

(d)
“Material Adverse Effect” means any change or effect that would be materially adverse to the condition (financial or otherwise), results of operations, Business, properties, assets or Liabilities of the Sellers or Seller Affiliates.

(e)	“Person” means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust association or any other entity.

9.19.    Costs Paid on Behalf of Other Party. Sellers and Purchaser agree to reimburse the other party for any non-disputed costs paid by such other party on behalf of the reimbursing party within sixty days of the Closing Date, except for prepaid rent, which will be reimbursed on the Closing Date. Specifically, but not intending to limit the scope of this paragraph, Purchaser agrees to reimburse Sellers for any prepaid store rent existing as of the Closing Date as well as other costs of services or utilities paid by Sellers on behalf of Purchasers. Rent paid by either party for the month including the Closing Date will be allocated between the parties based upon the number of days the Locations are controlled by the Parties. If, for example, the Sellers paid June rent and the Closing Date fell on June 16, the Purchaser would reimburse Sellers for one-half ( 15/30) of June rent.

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